Exhibit 3.4
Execution Copy
OPERATING AGREEMENT
OF
COMPASS GROUP DIVERSIFIED HOLDINGS LLC
Dated as of November 18, 2005

     This OPERATING AGREEMENT shall be effective as of the 18th day of November 2005, and is entered into by Compass Group Management LLC (together with its successors and assigns, the “Member”), as the sole member hereunder and pursuant to the provisions of the Act as in effect on the date hereof. Capitalized terms used in this Agreement without definition shall have the respective meanings specified in Article II.
RECITALS
     A. The Company was formed on the date hereof, upon the filing of the Certificate of Formation with the Secretary of State of Delaware.
     B. The Member wishes to enter into this Agreement to establish the rules and procedures that are to govern the business and affairs of the Company.
     NOW, THEREFORE, the Member, intending to be legally bound, does hereby adopt the operating agreement of the Company as follows:
ARTICLE I
FORMATION
     1.1. Formation. The Company is formed as a limited liability company under and pursuant to the provisions of the Act and upon the terms and conditions set forth herein. The rights and obligations of the Member and the terms and conditions of the Company shall be governed by the Act and this Agreement. To the extent the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern, but only to the extent permitted by law.
     1.2. Name. The name of the Company shall be Compass Group Diversified Holdings LLC.
     1.3. Purposes. The purposes of the Company shall be to engage in any activity permissible for a limited liability company under the Act, all on the terms and conditions and subject to the limitations set forth in this Agreement.
     1.4. Principal Place of Business; Registered Agent; Registered Office. The principal executive offices of the Company are at 61 Wilton Road, Westport CT 06880. The Company’s registered agent for service of process in the State of Delaware shall be The Corporation Trust Company in the City of Wilmington, in the County of New Castle, in the State of Delaware. The registered agent’s address and the address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

     1.5. Commencement and Term. The term of the Company commenced at the time and date appearing in the Certificate of Formation and shall continue until in perpetuity, unless it is sooner dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement.
     1.6. Title to Assets; Transactions. The Company shall keep title to all of its assets in its own name and not in the name of its Member. The Company shall enter into and engage in all transactions in its own name and not in the name of its Member.
     1.7. Certificates. Each member of the Board of Directors of the Company is hereby designated as an “authorized person” of the Company within the meaning of the Act and is authorized to execute, deliver and file all documents permitted or required to be filed with the Secretary of State of the State of Delaware, including the Certificate of Formation of the Company. Any member of the Board of Directors of the Company shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in Connecticut and in any other jurisdiction in which the Company may wish to conduct business.
ARTICLE II
DEFINITIONS
     2.1. “Act” shall mean the Delaware Limited Liability Company Act, as in effect in Delaware (or any corresponding provision of succeeding law), as amended from time to time.
     2.2. “Affiliate” shall mean, with respect to the Member, any person or entity that controls, is controlled by or under common control with the Member.
     2.3. “Agreement” shall mean this Operating Agreement, as amended from time to time.
     2.4. “Capital Contribution” shall mean with respect to the Member, the amount of money and any property (other than money) contributed to the Company with respect to the Interest of such Member.
     2.5. “Certificate of Formation” shall mean the Certificate of Formation of the Company filed pursuant to the Act together with any amendments thereto.

     2.6. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law.
     2.7. “Company” shall mean Compass Group Diversified Holdings LLC, the limited liability company formed pursuant to the Certificate of Formation and this Agreement.
     2.8. “Interest” shall mean the limited liability company interest, including all of the economic rights, privileges, preferences and obligations of the Member, or successor or assignee with respect to the Company created under this Agreement or under the Act.
     2.9. “Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.
ARTICLE III
INTERESTS; CAPITAL CONTRIBUTIONS
     3.1 Interests. The Company shall be authorized to issue two classes of limited liability company interests: Class A Interests and Class B Interests, as provided below.
          (a) Class A Interests. The Company shall be authorized to issue up to five hundred million (500,000,000) Class A Interests, with the rights, privileges, preferences and obligations as may be determined by the Board of Directors in connection with any issuance of such Class A Interests. Any such rights, privileges and obligations shall be set forth in an amendment to this Agreement.
          (b) Class B Interests. The Company shall be authorized to issue up to one hundred (100) Class B Interests. The Class B Interests shall be issued 100% to the Member, and all 100 of such Interests shall be issued to the Member upon the execution of this Agreement. The Member shall have all the rights, privileges, preferences and obligations set forth herein pertaining to holders of Class B Interests. The Class B Interests shall not be certificated, and the ownership of such Interests from time to time shall be reflected on Schedule A attached hereto. The Member shall have one vote per Class B Interest.
     3.2. Capital Contributions. As of the date hereof, the Member has made Capital Contributions to the Company on the dates and in the amounts reflected on Schedule A attached hereto. The Member may (but shall not be obligated to) make additional Capital Contributions in such form and at such time as the Member shall determine in the Member’s sole and absolute discretion, which such additional Capital Contributions shall be evidenced in writing and recorded on Schedule A attached hereto.
     3.3. Liability of Member. Except as otherwise provided by applicable law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member (and its Affiliates) shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member (or an Affiliate thereof) of the Company.
ARTICLE IV
DISTRIBUTIONS
     4.1. Distributions. To the maximum extent permitted by law, and subject to any other contractual restrictions agreed to by the Company or its Member in writing, the Company shall have authority to distribute cash or property to the Member, in such amounts, at such times and as of such record dates as the Board of Directors shall determine. Notwithstanding any provision of this Agreement to the contrary, the Company, and the Board of Directors on behalf of the Company, shall not be required to make any distribution to any Member or any other Person on account of its Interest if such distribution would violate Sections 18-607 or 18-804 of the Act or other applicable law.
ARTICLE V
MANAGEMENT
     5.1. Board of Directors. Except as otherwise expressly provided herein, the business and affairs of the Company shall be managed by or under the direction of its Board of Directors. Each director of the Company, when acting in such capacity, is a manager within the meaning of Section 18-402 of the Act and as such is vested with the powers and authorities necessary for the management of the Company, and is authorized to act individually on behalf of the Company, in each case, subject to the terms of this Agreement. In addition to the powers and authorities expressly conferred upon it by this Agreement, the Board of Directors and each director acting individually may exercise all such powers of the Company and do all such lawful acts and things as are not prohibited by applicable law or this Agreement required to be exercised or done by the Member. For the avoidance of doubt, the Member is not a manager within the meaning of Section 18-402 of the Act.

     5.2. Initial Board. Initially, the Board of Directors shall be comprised of the following individuals: I. Joseph Massoud, C. Sean Day, James Bottiglieri, D. Eugene Ewing, Theodore Waitman, Mark H. Lazarus and Harold S. Edwards (each an “Initial Director” and, collectively, the “Initial Board”). Each Initial Director shall hold office until his or her successor is elected or appointed and qualified, or until his or her earlier death, resignation or removal in accordance with this Article V. The Board of Directors (including, without limitation, the Initial Board) and each Director (including, without limitation, each Initial Director) shall have all of the powers and authorities accorded to the Board of Directors under the terms of applicable law and this Agreement.
     5.3. Number, Tenure and Qualifications. As provided in Section 5.2, the Initial Board shall be comprised of six (6) Initial Directors. Subject to this Section 5.3, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors, but shall consist of not less than three (3) nor more than twelve (12) directors. However, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The term of each director shall be the period from the effective date of such director’s election to the next annual meeting of the Member and until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal. Directors need not be residents of the State of Delaware or a member of the Company.
     5.4. Election of Directors. Except as provided in Section 5.2 and 5.7, directors shall be elected at the annual meeting of the Member commencing with the first annual meeting after the date hereof.
     5.5. Removal. Any director may be removed from office, with or without cause, by the Member. If any directors are so removed, new directors may be appointed by the Member at the same meeting.
     5.6. Resignations. Any director, whether elected or appointed, may resign at any time upon notice of such resignation to the Company. If any director so resigns, a new director may be appointed by the Member immediately following such resignation.
     5.7. Vacancies and Newly Created Directorships. Except as otherwise provided in Section 5.5, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the Member immediately following such increase or vacancy.
     5.8. Regular Meetings. A regular meeting of the Board of Directors shall be held without any other notice immediately after, and at the same place (if any) as, each annual meeting of the Member. The Board of Directors may, by resolution, provide the time and place

(if any) for the holding of additional regular meetings without any other notice than such resolution.
     5.9. Special Meetings; Waiver of Notice. Special meetings of the Board of Directors shall be called at the request of the Member or any member of the Board of Directors. The Person or Persons who call for a special meeting of the Board of Directors may fix the place and time of such meeting. Notice of any special meeting of the Board of Directors shall be mailed, postage prepaid, to each director at his or her business or residence no later than three (3) days before the day on which such meeting is to be held or shall be sent to either of such places by express courier service or facsimile (directed to the facsimile number to which the director has consented to receive notice) or other electronic transmission (including, but not limited to, an e-mail address at which the director has consented to receive notice), or be communicated to each director personally or by telephone not later than one (1) day before such day of meeting. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting, either before or after such meeting.
     5.10. Action Without Meeting. Any action required or permitted to be taken at any meeting by the Board of Directors may be taken without a meeting, without a vote and without prior notice, if a consent thereto is signed or transmitted electronically by a majority of the members of the Board of Directors and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors; provided, that such electronic transmission or transmissions must either set forth or be submitted with information from which it can be determined that the electronic transmission or transmissions were authorized by the director.
     5.11. Conference Telephone Meetings. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
     5.12. Quorum. At all meetings of the Board of Directors, fifty percent (50%) of the then total number of directors in office shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn the meeting from time to time without further notice other than announcement at the meeting. The members of the Board of Directors present at a duly organized meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough members of the Board of Directors to leave less than a quorum.

     5.13. Specific Authority of the Board of Directors. In furtherance of Section 5.1 above, except as otherwise provided herein, the Board of Directors shall have all right, power and authority necessary, appropriate, desirable or incidental to carry out the conduct of the Company’s business.
     5.14. Officers.
     (a) Subject to this Section 5.14, the Board of Directors shall elect the officers of the Company. Initially, the officers of the Company shall consist of a Chief Executive Officer and Chief Financial Officer, as identified below. All officers elected by the Board of Directors shall have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Section 5.14. Such officers shall also have powers and duties as from time to time may be conferred by the Board of Directors. Any number of offices may be held by the same Person, unless otherwise prohibited by applicable law or this Agreement. The officers of the Company need not be members or directors of the Company. In furtherance of the foregoing, I. Joseph Massoud shall be the Chief Executive Officer and James Bottiglieri shall be the Chief Financial Officer of the Company unless and until their successors shall have been duly elected and qualified or until their death, resignation or removal. The Chief Executive Officer and the Chief Financial Officer of the Company shall, subject to the oversight of the Board of Directors, have those duties and responsibilities as may be prescribed by the Board of Directors or this Agreement, from time to time. Any officer of the Company may resign at any time upon notice of such resignation to the Company. Subject to this Section 5.14, a newly created office and a vacancy in any office because of death, resignation or removal may be filled by the Board of Directors.
     (b) Notwithstanding anything to the contrary contained in this Agreement, each officer of the Company is hereby authorized, without the vote, act or approval of the Member, the Board of Directors or any other person or entity, on behalf of the Company, in its discretion, (i) to prepare and file with the Securities and Exchange Commission (the “Commission”) and execute, in each case on behalf of the Company, (a) a Registration Statement on Form S-l (the “1933 Act Registration Statement”), including any pre-effective or post-effective amendments thereto, relating to the registration of any Interests under the Securities Act of 1933, as amended (the “Securities Act ”), (b) a Registration Statement filed pursuant to Rule 462(b) under the Securities Act (the “462(b) Registration Statement” and, together with the 1933 Act Registration Statement, the “Registration Statements”), including any amendments thereto, relating to the registration of any Interests under the Securities Act and (c) a Registration Statement on Form 8-A (the “1934 Act Registration Statement”), including any pre-effective or post-effective amendments thereto, relating to the registration of any Interests under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended, (ii) to prepare and file with the Nasdaq National Market and/or any other securities exchange and execute, in each case on behalf of the Company, a listing application and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause any Interests to be listed on the Nasdaq National Market and/or any other securities exchange, (iii) to prepare and file and execute, in each case on behalf of the Company, such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register any Interests under the securities or “blue sky” laws of such jurisdictions as any officer may deem necessary or desirable, (iv) to select underwriters or other placement agents relating to the public offering or any issuance of any Interests pursuant to the Registration Statements, (v) to negotiate the terms of, and execute on behalf of the Company, any underwriting agreements, purchase agreements or other agreements relating to the public offering or any issuance of any Interests pursuant to the Registration Statements, (vi) to engage any agents or other entities necessary to effect the public offering or issuance of any Interests pursuant to the Registration Statements, (vii) to execute and deliver, in each case on behalf of the Company, such certifications or reports required by the Sarbanes-Oxley Act of 2002 from time to time as may be necessary or proper to the conduct of the business of the Company, (viii) to issue any Interests on a private placement basis to any Person, (ix) to establish, create or otherwise sponsor a statutory trust (a “Trust”) under Chapter 38 of Title 12 of the Delaware Code, 12 Del.C. Section 3801, et seq., (x) to empower the Trust with such rights, powers and privileges as any officer may deem necessary or advisable, including to empower the Trust to undertake or perform any action permitted by this paragraph (b) on behalf of the Trust, (xi) to pay any filing, application or other fees associated with any of the foregoing actions, including those to the Commission, the National Association of Securities Dealers, any securities exchange, any agents or any other Person, and (xii) to negotiate the terms of, and execute on behalf of the Company, such agreements, documents and certificates, and to do such other acts and things as any officer may deem to be necessary or advisable in order to (x) give effect to any of the foregoing actions, (y) in connection with the public offering or any future issuance of any Interests or (z) carry out the purpose and intent of the Company. For the avoidance of doubt, it is hereby acknowledged and agreed that in connection with any execution, filing or document referred to in clauses (i) — (xii) above, any officer singly is authorized on behalf of the Company to file and execute such document on behalf of the Trust.
     5.15. Member Vote. Notwithstanding any other provision of this Article 5, the following actions shall require the written approval of the Member:
     (a) the sale, exchange, or other disposition of substantially all of the property and other assets of the Company; or
     (b) the merger or consolidation of the Company with any other entity.
     5.16. Limitation of Liability. Notwithstanding any other provision to the contrary contained in this Agreement, no manager (as such term is defined in Section 18-402 of the Act) or member of the Board of Directors shall be liable, responsible, or accountable in damages or otherwise to the Company or to the Member or assignee of the Member for any loss, damage, cost, liability, or expense incurred by reason of or caused by any act or omission performed or omitted by such manager or such member of the Board of Directors, whether alleged to be based upon or arising from errors in judgment, negligence, or breach of duty (including alleged breach of any duty of care or duty of loyalty or other fiduciary duty), except for (i) acts or omissions the manager or the member of the Board of Directors knew at the time of the acts or omissions were clearly in conflict with the interest of the Company, (ii) any transaction from which the manager or member of the Board of Directors derived an improper personal benefit vis-a-vis the Company or the Member, (iii) a willful breach of this Agreement or (iv) gross negligence, willful misconduct, or knowing violation of law. Without limiting the foregoing, to the fullest extent permitted by law, no manager or member of the Board of Directors shall in any event be liable for (A) the failure to take any action not specifically required to be taken by the manager or the Board of Directors under the terms of this Agreement, (B) any action or omission taken or suffered by any other manager or member of the Board of Directors nor (C) any mistake, misconduct, negligence, dishonesty or bad faith on the part of any agent of the Company appointed in good faith by the Board of Directors.
     5.17. Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify the Member, each manager and member of the Board of Directors (“Indemnified Person”) against any and all losses, claims, damages and liabilities incurred by the Indemnified Person by reason of any act or omission performed or omitted by the Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on the Indemnified Person or by reason of being a member, manager or member of the Board of Directors, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, claim, damage or liability incurred by the Indemnified Person by reason of gross negligence or willful misconduct with respect to such acts or omissions. Any indemnification under this Section 5.17 shall be provided out of and to the extent of Company assets only.
ARTICLE VI
TRANSFER OF INTERESTS
     6.1. Transfers. The Member shall have the power to transfer all or any part of its Interest upon 30 days notice to the Board of Directors, or such shorter period consented to by the Board of Directors.
     6.2. Substituted Member. Any transferee of the Member’s Interest pursuant to the terms of this Article 6 shall be admitted to the Company as a Member, such admission to be effective immediately prior to such transfer, and such Member shall succeed to all rights and obligations of the transferor Member.
ARTICLE VII
DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS
     7.1. Dissolution Triggers. The Company shall dissolve only upon the first to occur of the following events:
          (a) The Member votes for dissolution; or
          (b) Any other event causing dissolution of a limited liability company under the Act.
     7.2. Winding Up. Upon dissolution of the Company, the Board of Directors shall wind up the Company’s affairs.
     7.3. Liquidating Distributions. Following the dissolution of the Company, the assets of the Company shall first be applied to satisfy (whether by payment or reasonable provision for payment) claims of creditors, with any balance being distributed to the Member as provided in the Act.
ARTICLE VIII
BOOKS AND RECORDS
     8.1. Books and Records. The Company shall keep books and records at its principal place of business. In all events, however, the Company shall keep books and records separate from those of its Member and shall at all times segregate and account for all of its assets and liabilities separately from those of its Member.
     8.2. Bank Accounts. The Company may maintain one or more bank, securities, brokerage or other accounts for such funds or other assets of the Company as it shall choose to deposit therein, and withdrawals therefrom shall be made upon such signature or signatures as the Board of Directors shall determine.

ARTICLE IX
MISCELLANEOUS
     9.1. Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its successors, transferees, and assigns.
     9.2. Entire Agreement; No Oral Operating Agreements. This Agreement constitutes the entire agreement with respect to the affairs of the Company and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. The Company shall have no oral operating agreements.
     9.3. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     9.4. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
     9.5. Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.
     9.6. Governing Law. The law of the State of Delaware, without regard to its conflicts of law principles, shall govern this Agreement, including its validity, the construction and interpretation of its terms, and organization and internal affairs of the Company and the limited liability of its managers, directors, Member and other owners.
     9.7. Amendments. This Agreement may be amended only by written instrument executed by the Member.
[Signature page follows]

     IN WITNESS WHEREOF, the Member has executed this Agreement on the, effective as of the date and year first above written.

MEMBER:

COMPASS GROUP MANAGEMENT LLC.

By:	/s/ I. JOSEPH MASSOUD

Name: I. Joseph Massoud
Title: Manager

SCHEDULE A
Member

		Date of Capital	Agreed Value of	Class A
Name	Mailing Address	Contribution	Capital Contribution	Interest
Compass Group Management, LLC	61 Wilton Road Westport, CT 06880	November 18, 2005	$100,000	100%
Class B
—	—	—	—	Interest